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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-30597


                             VSI ENTERPRISES, INC.

              SUPPLEMENT NO. 1 TO PROSPECTUS DATED AUGUST 1, 1997



     On November 14, 1997, VSI Enterprises, Inc. ("Company") announced the resignation of B.R. Brewer as the Chief Financial Officer and Group President of the Company and as a member of its Board of Directors, effective immediately. Mr. Brewer has accepted a position as Chief Financial Officer of a privately held Atlanta-based company that has plans to go public as part of its growth strategy.












                The date of this Supplement is November 14, 1997